Exhibit 16.1

Ernst & Young LLP	Phone: (317) 681-7000
Chase Tower	www.ey.com
111 Monument Circle
Indianapolis, IN 46204

March 18, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated March 14, 2008, of The National Bank of Indianapolis Corporation and are in agreement with the statements contained in the first, second, third and fourth paragraphs on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

A Member Practice of Ernst & Young Global